Exhibit 99.1

Contact:                 Stuart Fine
Carpe DM, Inc.
908-469-1788

DYNAMIC VENTURES REPORTS 391% INCREASE IN SERVICE

REVENUES FOR 3RD QUARTER

Annual Revenues Up 127% to $6 Million

Scottsdale, Ariz. (Nov. 16, 2011) -- Dynamic Ventures Corp. /Bundled Builder Solutions Inc. (OTC:DYNV- News) ($DYNV) ("DYNV" or the "Company"), today announced that it has filed its 10Q for the third quarter of 2011, and highlights recent accomplishments.

Paul Kalkbrenner, President of Bundled Builder Solutions Inc. commented: "This was a very significant quarter for BBSI as we started the rollout of our Annabelle Homes business which is starting to generate substantial revenues."

Key accomplishments in the third quarter and recent developments are as follows:

•	Service Revenues for the quarter ending September 30, 2011 were $4,735,848 compared to $964,625 for the same quarter of the prior year – 391% increase in sales.

•	Annual revenue through September 30, 2011 was $6,052,950 as compared to $2,662,487 through September 30, 2010– representing a 127% increase in annual revenue.

•	Ongoing progress in North Dakota

- 24 Residential homes under construction (Stanley-North Dakota)

-26 Townhomes under construction (Stanley-North Dakota)

-2 new communities started (North Dakota)

-2 commercial projects started (Stanley-North Dakota)

•	Recently started our first Children Learning Adventures in the “SIP’s” system in the Houston, Texas market.

•	Received significant financing for operating capital

Mr. Kalkbrenner continued, “We expect to continue to capitalize on the expanding economy of North Dakota.  As more people continue to move to the State we believe we are in a good position to capitalize on this unprecedented population boom.  We look forward to the opportunities we believe are presented by these circumstances.”

About The Company

Dynamic Ventures Corp. develops and markets efficient construction solutions for residential and commercial buildings.   The company offers a turnkey solution enabling the firm to custom design, manufacture and install complete LEED certified structures.

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SAFE HARBOR STATEMENT

This release includes forward-looking statements on Dynamic Venture’s current expectations and projections about future events. In some cases forward-looking statements can be identified by terminology such as "may," "could," "potential," “positions,” "continue," "expects," "anticipates," "intends," "plans," "believe," "estimates," and similar expressions. These statements are based upon current beliefs, expectations and assumptions and are subject to a number of risks and uncertainties, many of which are difficult to predict and include statements regarding our ability to capitalize on the expansion of the North Dakota population and economy. The forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those set forth or implied by any forward-looking statements. Important factors that could cause actual results to differ materially from those reflected in Dynamic Venture’s forward-looking statements include, among others, our failure to capitalize on the expansion opportunities, the cessation of such expansion and the opportunities resulting from such expansion and any other risk factor set forth in Dynamic Venture’s filings with the SEC. The information in this release is provided only as of the date of this release, and Dynamic Venture undertakes no obligation to update any forward-looking statements contained in this release on account of new information, future events, or otherwise, except as required by law.

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